Exhibit 11.2

PORTAGE BIOTECH, INC.

COMPENSATION COMMITTEE CHARTER

I.	Purpose

The purpose of the compensation committee (the “Committee”) of the Board of Directors (the “Board”) of Portage Biotech, Inc. (the “Company”) is to (a) assist the Board in fulfilling its responsibilities regarding the compensation of the Company’s Chief Executive Officer (the “CEO”), the Company’s other executive officers, as defined by Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the non-employee members of the Board, (b) administer and implement the Company’s incentive compensation plans and equity-based plans, (c) oversee compliance with the compensation rules, regulations and guidelines promulgated by the Nasdaq Stock Market (“Nasdaq”), the Securities and Exchange Commission (the “SEC”) and other applicable laws and (d) review and ensure the Company’s talent management strategies are aligned to best practices and ensure the Company attracts, retains and develops top talent.

II.	Membership

The Committee shall consist of two or more independent directors of the Board, with the exact number determined by the Board. Each member shall:

•	meet the “independence” criteria set forth in the Company’s Corporate Governance Guidelines, Rule 10C-1 of the Exchange Act and the Nasdaq Listing Rule 5605(d); and

•	qualify as a “non-employee director,” as defined in Rule 16b-3 under Section 16 of the Exchange Act.

Any subsequent determination that any member of the Committee does not qualify as a “non- employee director” or an “outside director” will not invalidate any previous actions by the Committee, except to the extent required by law or determined to be appropriate to satisfy regulatory standards.

The members of the Committee, including the chairperson (the “Chair”) of the Committee, shall be appointed by the Board. If the Board does not appoint a Chair, the Committee members may designate a Chair by majority vote. Committee members shall serve for such term or terms as the Board may determine or until earlier resignation or death. Vacancies occurring on the Committee will be filled by the Board. Committee members may be removed from the Committee, with or without cause, by the Board. Resignation or removal of a Committee member from the Board for any reason will automatically constitute resignation or removal from the Committee.

III.	Meetings and Procedures

1.	The Committee shall meet as often as it deems necessary, but in no event less than annually.

2.	Any member of the Committee or the Board may call a meeting of the Committee.

3.	The Chair will set the agenda for Committee meetings and conduct the proceedings of those meetings.

4.	The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by law, regulation or applicable listing standards to be exercised by the Committee as a whole.

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5.	The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests; provided, however, that the CEO may not be present during voting or deliberations on his or her compensation.

6.	The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws and this Charter.

7.	The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

IV.	Duties and Responsibilities

The Committee’s responsibilities are for oversight, as described under “Purpose” above. The members of the Committee are not employees of the Company, and they do not perform management’s functions. The Committee relies on the expertise and knowledge of management in carrying out its oversight responsibilities. The Committee shall have the following responsibilities; provided, however, that this list of responsibilities is intended to be a guide and to remain flexible to account for changing circumstances and needs. Accordingly, the Committee may depart from or supplement such responsibilities, and establish policies and procedures, to the extent permitted by applicable law and stock exchange listing requirements. The Board will retain the right to act on all such matters without limiting the Committee’s authority, subject to compliance with applicable law and stock exchange listing requirements.

1.	Review annually the compensation strategy of the Company, including base salary, incentive compensation and equity-based plans, including whether to adopt, amend and terminate compensation plans or arrangements. In reviewing the compensation strategy of the Company, including whether to adopt, amend or terminate any compensation plans and equity-based plans, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation if required by Section 14A of the Exchange Act and the rules and regulations promulgated thereunder (“Say on Pay Vote”).

2.	Reviewing compensation practices and trends to assess the adequacy and competitiveness of the Company’s executive compensation programs as compared to companies in the Company’s industry and exercise its judgment in determining the appropriate levels and types of compensation to be paid.

3.	Evaluating the efficacy of the Company’s compensation policy and strategy in achieving gender and minority pay parity, positive social impact and attracting a diverse workforce.

4.	Review and approve, or recommend to the Board for review and approval, annually the corporate goals and objectives of the Company, including those applicable to the compensation of the CEO and to the extent applicable, other executive officers. The Committee’s decisions regarding performance goals and objectives shall be reported to the Board.

5.	Evaluate at least annually the CEO’s and other executive officers’ performance in light of corporate and individual goals and objectives.

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6.	Determine and approve, or recommend to the Board for determination and approval, the compensation level and other terms of employment of the CEO based on this evaluation, including base salary, cash and equity-based incentive compensation, bonus, special benefits, perquisites and incidental benefits and other incentive compensation, and other terms of employment, which shall be determined and approved by the Committee). In evaluating and determining CEO compensation, the Committee shall consider the results of the most recent Say on Pay Vote if required by Section 14A of the Exchange Act and the rules and regulations promulgated thereunder. The Committee’s decisions regarding the compensation of the CEO shall be reported to the Board.

7.	Determine and approve, or recommend to the Board for determination and approval, the corporate goals and objectives and the compensation and other terms of employment of the executive officers (other than the CEO) or senior management, as appropriate, taking into consideration the officer’s success in achieving his or her individual performance goals and objectives, the corporate performance goals and objectives deemed relevant to the officer as established by the Committee. In evaluating and determining or making recommendations regarding executive compensation, the Committee may, at its sole discretion, give consideration to the recommendations of the CEO, and the Committee shall consider the results of the most recent Say on Pay Vote if required by Section 14A of the Exchange Act and the rules and regulations promulgated thereunder.

8.	Review and approve the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including perquisites and any other form of compensation) for the CEO, executive officers and other senior management, as appropriate, which includes the ability to adopt, amend and terminate such agreements or arrangements.

9.	Periodically review the Company's human capital strategies, initiatives, and programs with respect to the Company's culture, talent, recruitment, retention, employee engagement, and employee diversity, equity, and inclusion efforts.

10.	Monitor the Company’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits.

11.	Review and discuss with management any “Compensation Discussion and Analysis” and report of the Committee required to be included in any filing with the SEC.

12.	At the Committee’s discretion, delegate to the CEO within the limits imposed by applicable law and the rules and regulations promulgated under the Exchange Act, the joint authority to approve cash awards or make equity grants to employees of the Company who are not members of the Board or executive officers pursuant to guidelines established by the Committee, provided that in the case of equity grants, the price per share of any grant by the CEO is no less than the fair market value of the Company’s common stock on the date of grant.

13.	Review the compensation and benefits paid to non-employee directors for their service on the Board and its committees at least annually, and recommend the compensation and benefits, including any changes considered appropriate, to the full Board for its approval.

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14.	Oversee and review with management the Company’s major compensation-related risk exposures, review and discuss at least annually the relationship between risk management policies and practices, risk-taking incentives and compensation, and evaluate the steps management has taken to monitor or mitigate such exposures, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies.

15.	If required under the Exchange Act, review and recommend to the Board for approval the frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on the frequency of Say on Pay Votes if required by Section 14A of the Exchange Act and the rules and regulations promulgated thereunder, and review and approve, if applicable, the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company's proxy statement.

16.	Consider and make recommendations to the Board regarding whether to include the seeking of stockholder approval of “golden parachute” arrangements in the annual proxy statement in lieu of (or in addition to) any special proxy statement in accordance with the rules and regulations promulgated by the SEC.

17.	Oversee the Company’s compliance with regulatory requirements associated with compensation of its directors, officers and employees, and review the Company’s compliance program relating to restrictions on and reporting of securities transactions by the Company and its executive officers and directors.

18.	Perform any other activities required by applicable law, rules or regulations, including the rules and regulations promulgated under the Exchange Act and rules and regulations of the SEC, and take such other actions and perform and carry out any other responsibilities and duties delegated to it by the Board or as the Committee deems necessary or appropriate consistent with its purpose.

V.	Studies and Advisers

The Committee, in discharging its responsibilities, may conduct, direct, supervise or authorize studies of, or investigations into, matters within the Committee’s scope of responsibility, with full access to all books, records, facilities and personnel of the Company. The Committee shall have the authority, in its sole discretion, to retain or obtain the advice and assistance of outside legal counsel, compensation and other consultants, accountants, experts and such other advisers as it deems necessary (each a “Compensation Consultant,” and collectively, the “Compensation Consultants”) to assist the Committee in connection with its functions, including any studies or investigations. The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of any Compensation Consultant retained by the Committee. The Company will provide for appropriate funding, as determined by the Committee, for (i) payment of reasonable compensation to any Compensation Consultant retained by the Committee and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties and functions.

The Committee is not required to implement or act consistently with the advice or recommendations of its Compensation Consultants, and the Committee’s ability or obligation to exercise its own judgment in fulfillment of its duties shall not be affected by the authority granted in this Charter.

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The Compensation Consultants retained by, or providing advice to, the Committee (other than the Company’s in-house counsel) shall be independent as determined in the discretion of the Committee after considering the factors specified in Nasdaq Listing Rule 5605(d)(3). The Committee is not required to assess the independence of any Compensation Consultant that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or adviser, and about which the consultant or adviser does not provide advice.

The Committee shall evaluate whether any Compensation Consultant retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. Any Compensation Consultant retained by the Committee to assist with its responsibilities relating to executive compensation shall not be retained by the Company for any compensation or other human resource matters.

VI.	Minutes and Reports

The Committee will maintain written minutes of its meetings and copies of its actions by written consent and will cause such minutes and copies of written consents to be filed with the minutes of the meetings of the Board. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate.

VII.	Delegation of Duties

The Chairperson shall have the delegated authority to act on behalf of the Committee in connection with (1) approval of the retention of compensation consultants and outside service providers and advisors (including negotiation and execution of their engagement letters) and (2) as may otherwise be determined by the Committee. The Committee also may form and delegate authority to one or more subcommittees consisting of one or more members of the Board (whether or not he, she or they are on the Committee) to the extent allowed under applicable law and stock exchange listing requirements. By delegating an issue to the Chairperson or a subcommittee, the Committee does not surrender any authority over that issue. Although the Committee may act on any issue that has been delegated to the Chairperson or a subcommittee, doing so will not limit or restrict future action by the Chairperson or subcommittee on any matters delegated to it. Any action or decision of the Chairperson or a subcommittee will be presented to the full Committee at its next scheduled meeting. By approving this Charter, the Board delegates authority to the Committee with respect to these responsibilities.

VIII.	Committee Self-Assessment; Review of Charter

The Committee will annually evaluate its performance. The Committee will review and reassess the adequacy of this Charter at least annually and recommend to the Board any changes the Committee determines are appropriate.

IX.	Publication

The Company shall make this Charter freely available to stockholders on request and, provided that the Company is subject to the periodic reporting requirements of the Exchange Act, shall publish it on the Company’s website.

Effective:

Amended:

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